Exhibit 8.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization

Subsidiaries of the Registrant:
China Unicom Corporation Limited	People’s Republic of China
Unicom New Century (BVI) Limited	British Virgin Islands

Subsidiary of China Unicom Corporation Limited:
Unicom Paging Corp.	People’s Republic of China

Subsidiaries of Unicom Paging Corp.:
Liaoning Guoxin Telecommunications Co., Ltd.	People’s Republic of China
Sichuan Guoxin Telecommunications Co., Ltd.	People’s Republic of China
Unicom Guomai Communications Co., Ltd.	People’s Republic of China

Subsidiary of Unicom New Century (BVI) Limited:
Unicom New Century Telecommunications Corporation Limited	People’s Republic of China